FLUKE CORPORATION
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Rights Agent

Rights Agreement
Dated originally as of July 11, 1988
As amended and restated on April 25, 1997


TABLE OF CONTENTS
                                                                       Page
Section 1. Certain Definitions ........................................1
Section 2. Appointment of Rights Agent ................................4
Section 3. Issue of Right Certificates ................................4
Section 4. Form of Right Certificates .................................5
Section 5. Countersignature and Registration ..........................5
Section 6. Transfer, Split Up, Combination and
           Exchange of Right Certificates;
           Mutilated, Destroyed, Lost or Stolen
           Right Certificates..........................................6
Section 7. Exercise of Rights; Purchase Price;
           Expiration Date of Rights ..................................6
Section 8. Cancellation and Destruction of
           Right Certificates..........................................7
Section 9. Reservation and Availability of
           Common Shares ..............................................8
Section 10.Common Shares Record Date ..................................8
Section 11.Adjustment of Purchase Price, Number
           of Shares or Number of Rights ..............................9
Section 12.Certificate of Adjusted Purchase
           Price or Number of Shares..................................14
Section 13.Consolidation, Merger or Sale or
           Transfer of Assets or Earning Power........................15
Section 14.Fractional Rights and Fractional
           Shares.....................................................17
Section 15.Rights of Action ..........................................18
Section 16.Agreement of Right Holders ................................18
Section 17.Right Certificate Holder Not Deemed
           a Stockholder..............................................18
Section 18.Concerning the Rights Agent ...............................19
Section 19.Merger or Consolidation or Change of
           Name of Rights Agent ......................................19
Section 20.Duties of Rights Agent ....................................20
Section 21.Change of Rights Agent ....................................21
Section 22.Issuance of New Right Certificates ........................22
Section 23.Redemption ................................................22
Section 24.Exchange ..................................................23
Section 25.Notice of Certain Events ..................................24
Section 26.Notices ...................................................25
Section 27.Supplements and Amendments ................................25
Section 28.Determination and Actions by the Board of Directors, etc...25
Section 29.Successors ................................................26
Section 30.Benefits of this Agreement ................................26
Section 31.Severability ..............................................26
Section 32.Governing Law..............................................26
Section 33.Counterparts ..............................................26
Section 34.Descriptive Headings ......................................27
Exhibit A  Form of Right Certificate ................................A-1
Exhibit B  Summary of Shareholder Rights Agreement...................B-1


RIGHTS AGREEMENT

	Agreement, dated as of July 11, 1988, between Fluke Corporation, a Washington corporation (the "Company"), and Continental Stock Transfer & Trust Company, (the "Rights Agent").

	The Board of Directors of the Company has authorized and declared a dividend of one right (a "Right") for each Common Share (as hereinafter defined) of the Company outstanding as of the close of business on July
22, 1988 (the "Record Date"), each Right representing the right to purchase one Common Share, upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Exchange Date and the Final Expiration
Date (as such terms are hereinafter defined).

	Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

	Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

	(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial owner of 25% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person", unless such Person disposes of such additional Common Shares prior to a Distribution Date.

	(b) "Act" shall mean the Securities Act of 1933.

	(c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), as in effect on the date of this Agreement.

	(d) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

		(i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

	(ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or
(B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange
Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

		(iii) which are beneficially owned, directly or indirectly by any other
Person with which such Person or any of such Person's Affiliates or
Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section l(d)(ii)(B)) or disposing of any securities of the Company; or

		(iv) notwithstanding subparagraphs (d)(i), (ii), or (iii) above, a Person shall not be deemed to beneficially own securities acquired pursuant to the Employee Stock Purchase Plan of the Company or any other plans generally applicable to employees, officers, or Directors of the Company.

	(e) "Board of Directors" shall mean the Board of Directors of the Company; provided, that after such time as any Person has become an Acquiring Person, any action stated herein to be taken by the Board of Directors shall require the presence in office of Continuing Directors and the concurrence of a majority of the Continuing Directors.

	(f) "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

	(g) "Close of Business" on any given date shall mean 5:00 P.M., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York time, on the next succeeding Business Day.

	(h) "Common Shares" when used with reference to the Company shall mean the shares of common stock, par value $.25 per share, of the Company and shall include shares of common stock which holders of other securities
(other than options, warrants or other rights to acquire shares) would receive assuming they had converted such securities immediately before any Record Date, Distribution Date, Exchange Date, Final Expiration
Date, Redemption Date, or Share Acquisition Date or other dates, events or times at which pursuant to this Agreement the number of outstanding
Common Shares is to be determined or the rights of holders of Common
Shares are affected. References to certificates of, or holders of, Common Shares shall include the certificates or holders of securities convertible into Common Shares. The Board of Directors in connection with the authorization and issuance of new securities convertible into Common Shares (other than Series A Convertible Preferred Shares) shall have the authority to modify, limit or deny the issuance of Rights to the holders of such securities. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock with the greatest Voting Power, or the equity securities or other equity interest having power to control or direct the management of such Person or, if such other Person is a Subsidiary of another Person, of the Person or Persons which ultimately control such first mentioned Person and which has issued and outstanding such capital stock, equity securities or equity interests.

	(i) "Continuing Director" shall have the meaning set forth in Article VI of the Company's Articles of Incorporation as of the date of this Agreement. Any action, matter or question which is to be determined by the Continuing Directors shall be determined by a majority of the Continuing Directors who shall constitute and have the full authority of a committee of the Board of Directors.

	(j) "Current Value" shall have the meaning set forth in Section 11(a)
(iv) hereof.

	(k) "Distribution Date" shall mean (i) the earlier of the tenth day after the Share Acquisition Date, or the tenth day after the date of the commencement (determined in accordance with Rule 14d-2 under the Exchange Act) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan) of a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 25% or more of the then outstanding Common Shares, or (ii) such later date as may be fixed by a majority vote of the Board of Directors from time to time by notice to the Rights Agent and publicly announced by the Company.

	(l) "Exchange Act" shall have the meaning set forth in Section l(c) hereof.

	(m) "Exchange Date" shall have the meaning set forth in Section 24(b) hereof.

	(n) "Final Expiration Date" shall have the meaning set forth in Section
7 hereof.

	(o) "Permitted Offer" shall have the meaning set forth in Section 11(a)
(iii).

	(p) "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

	(q) "Principal Party" shall have the meaning set forth in Section 13(b) hereof.

	(r) "Purchase Price" shall have the meaning set forth in Section 4 hereof.

	(s) "Security" shall have the meaning set forth in Section 11(d) hereof.

	(t) "Redemption Date" shall have the meaning set forth in Section 7 hereof.

	(u) "Share Acquisition Date" shall mean the first date of public announcement by the Company or an Acquiring Person that a Person has become an Acquiring Person.

	(v) "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the Voting Power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person, or which is otherwise controlled by such Person.

	(w) "Trading Day" shall have the meaning set forth in Section 11(d) hereof.

	(x) "Voting Power" shall mean the voting power of all securities of the Company or other Person then outstanding generally entitled to vote for the election of directors of the Company or other Person.

	Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

	Section 3. Issue of Right Certificates.

	(a) Until the Distribution Date, (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof and not by separate Right Certificates, and (y) the Rights (and the right to receive Right Certificates therefor) will be transferable only in connection with the transfer of the underlying Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first class, insured, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

	(b) On the Record Date, or as soon as practicable thereafter the Company will send a copy of a Summary of Rights, in substantially the form of Exhibit B hereto (the "Summary of Rights"), by first class, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares outstanding as of the Record Date, until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the Rights will be evidenced by such certificates registered in the names of the holders thereof. Until the Distribution Date (or earlier redemption, expiration, exchange or termination of the Rights), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

	(c) Rights shall be issued in respect of all Common Shares that become outstanding (whether originally issued or from the Company's treasury or upon transfer or exchange) after the Record Date but prior to the earlier of the Distribution Date or the Final Expiration Date or, in certain circumstances provided in Section 22 hereof, after the Distribution Date. Certificates issued for Common Shares that shall become outstanding or shall be transferred or exchanged after the Record
Date but prior to the earlier of the Distribution Date or the Final
Expiration Date shall also be deemed to be certificates for Rights, and shall bear the following legend:

	This certificate also evidences and entitles the holder hereof to
certain rights as set forth 	in the Rights Agreement between Fluke
Corporation (the "Company") and Continental 	Stock Transfer & Trust
Company, dated as of July 11, 1988 (as amended from time to 	time, the
"Rights Agreement"), the terms of which are hereby incorporated herein
by 	reference and a copy of which is on file at the principal executive
offices of the 	Company. Under certain circumstances, as set forth in
the Rights Agreement, such 	Rights will be evidenced by separate
certificates and will no longer be evidenced by this 	certificate. The
Company will mail to the holder of this certificate a copy of the Rights
	Agreement without charge after receipt of written request therefore. As
described in the 	Rights 	Agreement, Rights issued to any Person who
becomes an Acquiring Person (as 	defined in the Rights Agreement) shall
become null and void.

	With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common
Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

	Section 4. Form of Right Certificates. The Right Certificates (and the forms of election to purchase Common Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or automated quotation system through which the Rights are quoted, or to conform to usage. Subject to the earlier redemption, exchange or termination, the Right Certificates shall entitle the holders thereof to purchase such number of Common
Shares as shall be set forth therein at the price per share set forth therein (the "Purchase Price"), but the number of such shares and the Purchase Price shall be subject to adjustment as provided herein.

	Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by its President, or any Vice President, either manually or by facsimile signature, shall have affixed thereto the Company's seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

	Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

	Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificate. Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to
Section 11(a) (ii) hereof or that have been exchanged pursuant to
Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of Common Shares as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose. Thereupon the Rights Agent shall countersign and deliver to the person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

	Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

	Section 7 . Exercise of Rights; Purchase Price;  Expiration Date of
Rights.

	(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Common Share (or such other number of shares or other securities or consideration) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on July 22, 1998 (the "Final Expiration Date"), (ii) the consummation of a transaction contemplated by Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.

	(b) The Purchase Price for each Common Share pursuant to the exercise of a Right shall initially be $60.00, and shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

	(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares (or other securities or property) to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by certified check, cashier's check, bank draft or money order payable to the order of the Company, the Rights Agent shall thereupon, subject to Section 20(j), promptly (I) (A) requisition from any transfer agent of the Common Shares certificates for the number of Common Shares to be purchased the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) requisition from the depository agent depository receipts representing such number of Common Shares as are to be purchased (in which case certificates for the Common Shares represented by such receipts shall be deposited by the transfer agent with the depository agent) and the Company hereby directs the depository agent to comply with such request, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depository receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and
(iv) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Right Certificate.

	(d) In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right
Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14 hereof.

	(e) Notwithstanding anything in this Agreement to the contrary, if an Acquiring Person or an Associate or Affiliate of an Acquiring Person engages in or there occurs one or more of the transactions set forth in
Section 13(a) on or after the time the Acquiring Person became such, then any Rights that are or were on or after the earlier of the Distribution Date or the Share Acquisition Date beneficially owned by an Acquiring Person or any Associate or Affiliate thereof shall become void with respect to the rights provided under Section 13(a) and any holder of such Rights shall thereafter have no right to exercise such Rights under the provisions of Section 13(a).

	(f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless the certificate contained in the appropriate form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise shall have been properly completed and duly executed by the registered holder thereof and the Company shall have been provided with such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

	Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights
Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights
Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled
Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

	Section 9. Reservation and Availability of Common Shares. The Company covenants and agrees that it shall take all action necessary to comply with Sections 11(a) (iv) and 24(c) hereof.

	If the Common Shares (or other securities issuable upon the exercise of the Rights) are listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares (or other securities) reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.

	The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Common Shares (and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares or other securities
(subject to payment of the Purchase Price), be duly and validly authorized and issued and, with respect to Common Shares or other securities, fully paid and non assessable.

	The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Common Shares (or other securities delivered) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depository receipts for the Common Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depository receipts for Common Shares upon the exercise of any Rights until any such tax shall have been paid
(any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax is due.

	The Company shall use its best efforts to (i) file, as soon as practicable following the Share Acquisition Date, a registration statement under the Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act the rules and regulations thereunder) until the date of the expiration of the exercisability of the Rights provided by Section 11(a)
(ii). The Company will also take such action as may be appropriate under the blue sky laws of the various states.

	Section 10. Common Shares Record Date. Each person in whose name any certificate for Common Shares is issued upon the exercise of Rights (or other securities) shall for all purposes be deemed to have become the holder of record of the Common Shares (or other securities) represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Shares (or other securities) transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Common Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

	Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

	(a) 	(i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Shares payable in Common Shares, (B) subdivide the outstanding Common Shares (C) combine the outstanding Common Shares into a smaller number of Common Shares or
(D) issue any shares of its capital stock in a reclassification of the Common Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section
11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Common Shares transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification;
provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one
Right. If an event occurs which would require an adjustment under both
Section 11(a) (i) and Section 11(a) (ii) the adjustment provided for in this Section 11(a) (i) shall be in addition to, and shall be made prior to any adjustment required pursuant to Section 11(a) (ii).

		(ii) (A) Subject to Section 24 of this Agreement, in the event any Person shall become an Acquiring Person (other than through an acquisition described in subparagraph (iii) of this paragraph (a)), then each holder of a Right shall, for a period of 60 days after the later of the occurrence of any such event and the effective date of an appropriate registration statement pursuant to Section 9 (plus any period during which the exercise of the Rights has been suspended pursuant to Section 11(a) (iv) or 24(c) hereof), have a right to receive, upon exercise thereof on and after the Distribution Date at the then current Purchase Price in accordance with the terms of this Agreement, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of Common Shares for which a Right is then exercisable and dividing that product by (y) 50% of the current market price per share of Common Shares (determined pursuant to Section 11(d)) on the date of the occurrence of the event set forth in this subparagraph (ii); provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this
Section 11(a) (ii). In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights, other than as specifically provided for herein.

(B) Notwithstanding anything in this Agreement to the contrary, from and after the time any Person becomes an Acquiring Person, any Rights beneficially owned by (i) such Acquiring Person or an Associate or Affiliate of such Acquiring Person, (ii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person became such, or (iii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person's becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person, or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Continuing Directors have determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 11(a) (ii), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 11(a) (ii) are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be canceled.

		(iii) The right to buy Common Shares of the Company pursuant to subparagraph (ii) of this paragraph (a) shall not arise as a result of any Person becoming an Acquiring Person through a purchase of Common
Shares pursuant to a tender or exchange offer for all outstanding Common
Shares made in the manner prescribed by Section 14(d) of the Exchange
Act and the rules and regulations promulgated thereunder; provided, however, that such tender or exchange offer occurs at a time when
Continuing Directors are in office and the Continuing Directors then in office have determined that the offer is in the best interest of the Company and its stockholders (such offer shall be hereinafter defined to be a "Permitted Offer").

		(iv) In the event that there shall not be sufficient Common Share. authorized and available to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall either take such action as may be necessary to authorize additional
Common Shares for issuance upon exercise of the Rights or alternatively, at the option of a majority of the Board of Directors, with respect to each Right (A) pay cash in an amount equal to the Purchase Price, in lieu of, issuing Common Shares and requiring payment therefore, or (B) issue debt or equity securities or a combination thereof, having a value equal to the Current Value of the Common Shares (as defined hereinafter), where the value of such securities shall be determined by a nationally recognized investment banking firm selected by the Board of Directors, and require the payment of the Purchase Price, or (C) deliver any combination of cash, property, Common Shares and/or other securities having a value equal to the Current Value, and require payment of all or any requisite portions of the Purchase Price. The Current Value shall be the product of the current market price per share of Common Shares
(determined pursuant to Section 11(d) on the date of the occurrence of the event described above in subparagraph (ii)) multiplied by the number of Common Shares for-which the Right otherwise would be exercisable if there were sufficient shares available. To the extent that the Company determines that some action need be taken pursuant to clauses (A), (B) or (C) of the proviso of this Section 11(a) (iv), the Board of Directors may temporarily suspend the exercisability of the Rights for a period of up to 60 days following the date on which the event described in Section
11(a) (ii) shall have occurred, in order to seek any authorization of additional Common Shares and/or to decide the appropriate form of distribution to be made pursuant to the above provision and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended.

	(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per Common Share (or having a conversion price per share, if a security convertible into Common
Shares) less than the then current market price per share of the Common Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent. Common Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect had such record date not been fixed.

	(c) In case the Company shall fix a record date for the making of a distribution to all holders of the Common Shares "including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than cash dividends that have been approved by the Board of Directors in amounts that do not exceed retained earnings of the Company or dividends payable in Common Shares) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by subtracting from the Purchase Price in effect immediately prior to such record date the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with and binding on the Rights Agent) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants distributable in respect of one Common Share; provided, however, that in no event shall the consideration to be paid upon the exercise of one
Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect had such record date not been fixed.

	(d) For the purpose of any computation under Section 11(d), the "current market price" per share of any security (a "Security" for the purpose of this Section 11(d)) on any date shall be deemed to be the average of the daily closing prices per share (or other trading unit) of such Security for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current market price per share of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current market price per share shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange or, if the Security is not listed or admitted to trading on the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over the counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors. If on any such date no market maker is making a market in the Security, the fair value of such Security on such date as determined reasonably and with good faith by the Continuing Directors shall be used and shall be binding on the Rights Agent. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day. If the Security is not publicly held or not so listed or traded "current market price" per share shall mean the fair value per share determined reasonably and with good faith to the holders of Rights by the Continuing Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent.

	(e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section
11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 11 shall be made to the nearest cent or to the nearest one thousandth of a Common Share, other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e) any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the Final Expiration Date.

	(f) If as a result of an adjustment made pursuant to Section 11(a) the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Common
Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 11(a) through
(c), inclusive, and the provisions of Sections 7, 9, 10, 13 and 14 with respect to the Common Shares shall apply on like terms to any such other shares.

	(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase at the adjusted Purchase Price, the number of Common Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

	(h) Unless the Company shall have exercised its election as provided in
Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of Common Shares (calculated to the nearest thousandth of a share) obtained by (i) multiplying (x) the number of Common Shares covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase
Price in effect immediately after such adjustment of the Purchase Price.

	(i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of Common Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of Common Shares for which a Right was exercisable immediately prior to such adjustment.
Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase
Price in effect immediately after adjustment of the Purchase Price. The
Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right
Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the amount of Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment.
Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

	(j) Irrespective of any adjustment or change in the Purchase Price or the number of Common Shares issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of Common Shares which were expressed in the initial Right Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the Common Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non assessable Common Shares at such adjusted Purchase Price.

	(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of the Common Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Common Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

	(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Common Shares, issuance wholly for cash of any Common Shares at less than the current market price, issuance wholly for cash of Common Shares or securities which by their terms are convertible into or exchangeable for Common Shares, dividends on Common Shares payable in Common Shares or issuance of rights, options or warrants referred to hereinabove in
Section 11, hereafter made by the Company to holders of its Common
Shares shall not be taxable to such stockholders.

	(n) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the date of this Agreement and prior to the Distribution Date (i) declare or pay any dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, (iii) combine the outstanding Common
Shares into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding Common Shares, or issued or delivered thereafter but prior to the Distribution Date, the number of Rights associated with each Common Share then outstanding shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Shares following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Shares immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event.

	(o) The exercise of Rights under Section 11(a) (ii) shall only result in the loss of rights under Section 11(a) (ii) to the extent so exercised and shall not otherwise affect the rights represented by the Rights under this Rights Agreement, including the rights represented by
Section 13.

	Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Sections 11 and 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Common Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right
Certificate in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such certificate.

	Section 13. Consolidation, Merger or Sale or Transfer of Assets or
Earning Power.

	(a) In the event that, following the Share Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person, (y) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger (other than in the case of either transaction described in (x) or (y), a merger or consolidation which would result in all of the Voting Power represented by the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the Voting
Power represented by the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation), or (z) the Company shall sell, mortgage or otherwise transfer (or one or more of its Subsidiaries shall sell, mortgage or otherwise transfer), in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other
Person, then, and in each such case, proper provision shall have been made pursuant to subsection (e) below so that (i) following the Distribution Date, each holder of a Right, subject to Section 7(e), shall have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of shares of freely traceable Common Shares of the Principal Party (as hereinafter defined), free and clear of liens, rights of call or first refusal, encumbrances or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current
Purchase Price by the number of Common Shares for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to Section 11(a) (ii) hereof) and dividing that product by (2)
50% of the current market price per share of the Common Shares of such Principal Party (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer;
(ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all of the obligations and duties of the Company pursuant to this Agreement;
(iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of
Section 11 hereof shall apply to such Principal Party; and (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights.

	(b) "Principal Party" shall mean:

		(i) in the case of any transaction described in (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which Common Shares of the Company are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to the merger or consolidation (including, if applicable, the Company if it is the surviving corporation); and

(ii) in the case of any transaction described in (z) of the first sentence in Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions; provided, however, that in any such case, (1) if the Common Shares of such Person are not at such time and have not been continuously over the preceding twelve month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary or Affiliate of another Person the Common Shares of which are and have been so registered, "Principal Party" shall refer to such other Person; (2) in case such Person is a Subsidiary, directly or indirectly, or Affiliate of more than one Person, the Common Shares of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Shares having the greatest aggregate market value; and (3) in case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in (1) and (2) above shall apply to each of the chains of ownership having an interest in such joint venture as if such party were a "Subsidiary" of both or all of such joint venturers and the Principal Parties in each such chain shall bear the obligations set forth in this Section 13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

	(c) The Company shall not consummate any such consolidation, merger, sale or transfer unless the Principal Party shall have a sufficient number of authorized shares of its Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs
(a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense will:

		(i) prepare and file a registration statement under the Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, will use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and will use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration
Date;

		(ii) use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the blue sky laws of such jurisdictions as may be necessary or appropriate; and

		(iii) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all material respects with the requirements for registration on Form 10 under the Exchange Act. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. The rights under this Section 13 shall be in addition to the rights to exercise Rights and adjustments under Section 11(a)
(ii) and shall survive any exercise thereunder.

	(d) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs
(x) and (y) of Section 13(a) if: (i) such transaction is consummated with a Person or Persons who acquired Common Shares pursuant to a Permitted Offer (or a wholly owned Subsidiary of any such Person or Persons); (ii) the price per share of Common Shares offered in such transaction is not less than the price per share of Common Shares paid to all holders of Common Shares whose shares were purchased pursuant to such Permitted Offer; and (iii) the form of consideration being offered to the remaining holders of Common Shares pursuant to such transaction is the same as the form of consideration paid pursuant to such Permitted
Offer. Upon consummation of any such transaction contemplated by this subsection (d), all Rights hereunder shall expire.

	(e) After the Share Acquisition Date, the Company covenants and agrees that it shall not (i) consolidate with, (ii) merge with or into, or
(iii) sell or transfer to, in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries taken as a whole, any other Person, if at the time of or after such consolidation, merger or sale there are any charter or by-law provisions or any rights, warrants or other instruments or securities outstanding, agreements in effect or any other action taken which would diminish or otherwise eliminate the benefits intended to be afforded by the Rights. The Company shall not consummate any such consolidation, merger or sale unless prior thereto the Company and such other Person shall have executed and delivered to the Rights
Agent a supplemental agreement evidencing compliance with this subsection.

	(f) The Company covenants and agrees that, after the Share Acquisition Date, it will not, except as permitted by Section 24 or Section 27 hereof, take any action the purpose or effect of which is to diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

	Section 14. Fractional Rights and Fractional Shares.

	(a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11(n) or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange or, if the Rights are not listed or admitted to trading on the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over the counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Continuing Directors. If on any such date no such market maker is making a market in the Rights the fair value of the Rights on such date as determined in good faith by the Continuing Directors shall be used.

	(b) The Company shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Company may pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Common Share. For purposes of this Section 14(b), the current market value of a Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d) hereof) for the Trading Day immediately prior to the date of such exercise.

	(c) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

	Section 15. Rights of Action. All rights of action in respect of this Agreement, except those rights of action vested in the Rights Agent, are vested in the respective registered holders of the Right Certificates
(and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right
Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement; provided, that any such suit alleging that a modification to this Agreement was contrary to the terms hereof must be brought within six (6) months after any publication by the Company of such modification. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement. Holders of Rights shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred by them in any good faith action to enforce the provisions of this Agreement.

	Section 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

	(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

	(b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer; and

	(c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

	Section 17. Right Certificate Bolder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Common Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

	Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

	The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

	Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent or any successor Rights
Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section
21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor
Rights Agent may adopt the countersignature of the predecessor Rights
Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right
Certificates and in this Agreement.

	In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

	Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

	(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

	(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

	(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct.

	(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

	(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Common Shares will, when issued, be validly authorized and issued, fully paid and non assessable.

	(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

	(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the President, any Vice-President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Rights Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

	(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other Securities of the Company or become interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

	(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

	(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

	(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise of transfer without first consulting with the Company.

	Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first class mail.
The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, which is authorized under such laws to exercise corporate trust or stock transfer powers, satisfies all applicable requirements of any national exchange on which the Common Shares or Rights are listed, is subject to supervision or examination by federal or state authority and has at the time of appointment as Rights Agent a combined capital of at least $50,000,000. After appointment the Rights Agent shall be vested with the same powers, duties and responsibilities as if it had been or named as Rights Agent without further act or deed; but the predecessor Rights
Agent shall deliver and transfer to successor Rights Agent any property at the time held hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

	Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing
Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

	Section 23. Redemption.

	(a) The Rights may be redeemed by action of the Board of Directors pursuant to subsection (b) of this Section 23 and shall not be redeemed in any other manner.

	(b) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth day after the Distribution Date (or, if the Distribution Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current market value", as defined in Section 11(d) hereof, of the Common Shares at the time of redemption), cash or any other form of consideration deemed appropriate by the Board of Directors.

	(c) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to subsection (b) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights pursuant to subsection (b), the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

	(d) The Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer
Agent of the Common Shares, and upon such action, all outstanding Rights Certificates shall be null and void without any further action by the Company.

	Section 24. Exchange.

	(a) Subject to subsection (c) below, the Company may, at its option, by majority vote of the Board of Directors, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

	(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 (such date, the "Exchange Date") and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(i) hereof) held by each holder of Rights.

	(c) In the event that there shall not be sufficient Common Shares authorized and available to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall either take such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights or alternatively, at the option of a majority of the Board of Directors, with respect to each Right (A) pay cash in an amount equal to the Purchase Price, in lieu of issuing Common Shares in exchange therefore, or (B) issue debt or equity securities or a combination thereof, having a value equal to the Current Value of the Common Shares (as defined hereinafter) exchangeable for each such Right, where the value of such securities shall be determined by a nationally recognized investment banking firm selected by the Board of Directors by majority vote of the Board of Directors, or (C) deliver any combination of cash, property, Common Shares and/or other securities having a value equal to the Current Value in exchange for each Right. The Current Value shall be the product of the current market price per share of Common Shares (determined pursuant to Section 11(d) on the date of the occurrence of the event described above in subparagraph (a)) multiplied by the number of Common Shares for which the Right otherwise would be exchangeable if there were sufficient shares available. To the extent that the Company determines that some action need be taken pursuant to clauses (A), (B) or (C) of the proviso of this Section 24(c), the Board of Directors may by majority vote of the Board of Directors temporarily suspend the exercisability of the Rights for a period of up to 60 days following the date on which the event described in Section 24(a) shall have occurred, in order to seek any authorization of additional Common Shares and/or to decide the appropriate form of distribution to be made pursuant to the above provision and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended.

	(d) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence Fractional Common Shares. In lieu of such fractional Common Shares, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this subsection (d), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

	Section 25. Notice of Certain Events.

	(a) In case the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Common Shares or to make any other distribution to the holders of its Common Shares (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company), (ii) to offer to the holders of its Common Shares rights or warrants to subscribe for or to purchase any additional Common Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Common Shares
(other than a reclassification involving only the subdivision of outstanding Common Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% of more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other
Person, or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 20 days prior to the record date for determining holders of the Common Shares for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares, whichever shall be the earlier.

	(b) In case the event set forth in Section 11(a)(ii) of this Agreement shall occur, then the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section
26 hereof, a notice of the occurrence of such event, which notice shall describe the event and the consequences of the event to holders of Rights under Section 11(a)(ii) hereof.

	Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right
Certificate to or on the Company shall be sufficiently given or made if delivered or if sent by first-class mail, postage prepaid, addressed
(until another address is filed in writing with the Rights Agent) as follows:

	Fluke Corporation
	6920 Seaway Boulevard
	Everett, WA 98203
	Attention: Vice President, General Counsel

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if delivered or if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

	Continental Stock Transfer & Trust Company
	2 Broadway
	New York, NY  10004

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

	Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or to make any other provisions which the Company may deem necessary or desirable and which shall be consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in adopting this Agreement, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this
Section 27, the Rights Agent shall execute such supplement or amendment unless the Rights Agent shall have determined in good faith that such supplement or amendment would adversely affect its interests under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

	Section 28. Determination and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common
Shares or any other securities of which any Person is the Beneficial
Owner, shall be made in accordance with the last sentence of Rule 13d3(d)(1)(i) of the General Rules and Regulations under the Exchange
Act as in effect on the date of this Agreement; provided, however, that a Person shall not be deemed to beneficially own securities acquired pursuant to the Employee Stock Purchase Plan of the Company or other plans generally applicable to employees, officers, or Directors of the Company. The Continuing Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to
(i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause
(y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties, and (y) not subject the Board to any liability to the holders of the Rights Certificates.

	Section 29. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

	Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right
Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right
Certificates (and, prior to the Distribution Date, the Common Shares).

	Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

	Section 32. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except for Sections 18, 19, 20 and 21 hereof which for all purposes shall be governed by and construed under the laws of the State of New York.

	Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 34. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:                                    FLUKE CORPORATION
                                           a Washington corporation


By                                         By
Title: Corporate Secretary                 Title: President



Attest:                                    CONTINENTAL STOCK TRANSFER
                                           & TRUST COMPANY


By                                         By
Title: Account Manager                     Title: Vice President


Exhibit A

Form of Right Certificate


Certificate No. R-      Rights

NOT EXERCISABLE AFTER JULY 22, 1998 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON, OR AN AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID.

Right Certificate


FLUKE CORPORATION


	This certifies that                          , or registered assigns,
is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of July 11, 1988 (the
"Rights Agreement"), between Fluke Corporation, a Washington corporation
(the "Company"), and Continental Stock Transfer & Trust Company (the
"Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on July 22, 1998 at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one share of common stock, par value $.25 per share (the "Common Shares"), of the Company, at a purchase price of
$60.00 per Common Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to
Purchase and Certificate duly executed. The number of Rights evidenced by this Right Certificate (and the number of Common Shares which may be purchased upon exercise hereof) set forth above, and the Purchase Price
set forth above, are the number and Purchase Price as of         , based
on the Common Shares as constituted at such date.

	As provided in the Rights Agreement, the Purchase Price and the number of Common Shares which may be purchased upon the exercise of the rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

	This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above mentioned offices of the Rights Agent and are also available upon written request to the Company.

	This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Common Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised
(other than pursuant to Section 11(a) (ii) of the Rights Agreement) in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole
Rights not exercised. If this Right Certificate shall be exercised in whole or in part pursuant to Section 11(a) (ii) of the Rights Agreement, the holder shall be entitled to receive this Rights Certificate duly marked to indicate that such exercise has occurred as set forth in the Rights Agreement.

	Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $.01 per Right or (ii) may be exchanged by the Company in whole or in part for Common Shares or other consideration as determined by the Company.

	No fractional Common Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

	No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Common Share or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

	This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

	WITNESS the facsimile signature of the proper officers of the Company
and its corporate seal.  Dated as        of 19  .


ATTEST: 					FLUKE CORPORATION

By                              		By


Countersigned: 				CONTINENTAL STOCK TRANSFER
						& TRUST COMPANY

By                              	By
						Authorized Officer




Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT


(To be executed by the registered holder if such holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED                            hereby sells, assigns and
transfers unto								          .
	(Please print name and address of transferee)





this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint
	                         Attorney, to transfer the within Right
Certificate on the books of the within-named Company, with full power of substitution.


Dated:              , 19



	Signature


Signature Guaranteed

	Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

	The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).



Signature










FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to
exercise the Rights Certificate pursuant to
Section 11(a)(ii) of the Rights Agreement.)


To FLUKE CORPORATION:

	The undersigned hereby irrevocably elects to exercise            Rights
represented by this Rights Certificate to purchase the shares of Common
Stock (or such other securities of the Company) issuable upon the exercise of the Rights and requests that a certificate for such shares be issued in the name of and delivered to:

	(Please insert social security or other identifying number)

			No.

	(Please print name and address)




	The Rights Certificate indicating the balance, if any, of such Rights which may still be exercised pursuant to the Rights Agreement shall be returned to the undersigned unless such person requests that the Rights Certificate be registered in the name of and delivered to:

Please insert social security or other identifying number (complete only if Rights Certificate is to be registered in a name other than the undersigned)

	(Please print name and address )



Dated:         , 19


Signature


Signature Guaranteed

	Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.



Certificate

	The undersigned hereby certifies by checking the appropriate boxes that:

	(1) the Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person, or an Affiliate or Associate of any such Acquiring
Person (as such terms as defined pursuant to the Rights Agreement);

	(2) this Rights Certificate [ ] is [ ] is not being sold assigned and transferred by or on behalf of a Person who is or was an Acquiring
Person, or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

	(3) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights
Certificate from any Person who is, was or subsequently became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person.

Date:             , 19


Signature




NOTICE

The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.



Form of Reverse Side of Right Certificate -- continued

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise the Rights
Certificate other than pursuant to Section 11(a)(ii) of the
			Rights Agreement.)

To : FLUKE CORPORATION:

The undersigned hereby irrevocably elects to exercise          Rights
represented by this Right Certificate to purchase the Common Shares issuable upon the exercise of such Rights and requests that certificates for such Common Shares be issued in the name of:

Please insert social security or other identifying number

No.

(Please print name and address of transferee)




	The Rights Certificate indicating the balance, if any, of such Rights which may still be exercised pursuant to the Rights Agreement shall be returned to the undersigned unless such person requests that the Rights Certificate be registered in the name of and delivered to:

Please insert social security or other identifying number

				No.

(Please print name and address of  transferee)




Dated:           ,19


	Signature


Signature Guaranteed:

	Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

	The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or and Affiliate or Associate thereof (as defined in the Rights Agreement).

	Signature


Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

	(1) The Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring
Person, or an Affiliate or Associate of any such Acquiring Person (as such terms as defined pursuant to the Rights Agreement);

	(2) this Rights Certificate [ ] is [ ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring
Person, or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the - Rights Agreement);

	(3) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights
Certificate from any Person who is, was or subsequently became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person.


Date:            	,19


Signature


NOTICE


	The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.



NOTICE

	The signature in the foregoing Forms of Assignment and Election must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

	In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and such Assignment or Election to Purchase will not be honored.



Exhibit B

SUMMARY OF SHAREHOLDER RIGHTS
AGREEMENT

FLUKE CORPORATION

	On July 11, 1988, Fluke Corporation (the "Company") declared a dividend of one right ("Right") for each outstanding share of Fluke Corporation common stock and the shares of common stock issuable upon the conversion of other securities ("Common Shares"), payable to shareholders of record as of July 22, 1988.

	Initially, the Rights will be represented by the Company's Common Share certificates and will automatically be transferred with and only with the Company's Common Shares. At some future "Distribution Date," the
Rights could become exercisable and could at the same time begin trading separately from the Common Shares. Separate Rights certificates would be mailed to holders of record as of the Distribution Date.

	A "Distribution Date" would occur on the tenth day after (1) a person or group ("Acquiring Person") has acquired 25% or more of the Company's Common Shares or has commenced a tender or exchange offer which could result in the acquisition of 25% or more of the Common Shares or (2) such later date as might be fixed by a majority of the Company's
"Continuing Directors" (members of the Board of Directors who are not affiliated with the Acquiring Person).

	Upon the Distribution Date each Right will entitle the holder to purchase one Common Share for $60.00. In the event that an Acquiring Person gains control of 25% or more of the Common Shares, (1) any Rights held by that person or related persons will be void, and (2) for a period of at least 60 days, all other Rights holders may purchase Common Shares having a market value of $120.00 at half the then-current price. For example, if the average price of the Common Shares for the 30 trading days prior to the announcement of the existence of the Acquiring Person was $20.00 per Common Share, then each Right holder would be entitled to purchase 6 additional Common Shares (total market value $120.00 for $60.00).

	If the Company engages in a merger or other business combination with or transfers more than 50% of its assets or earning power to another entity (Acquiring Entity) after public announcement that a person or group has acquired 25% of the Common Shares, each Right not held by the Acquiring Person or related persons will entitle its holder to purchase $120.00 worth of the Acquiring Entity's Stock for $60.00, unless the Acquiring Entity has acquired its Common Shares in a tender or exchange offer deemed by the Continuing Directors to be in the best interest of the Company and its shareholders.

	While an Acquiring Person controls 25% but before such person has acquired 50% of the Common Shares, a majority of the Continuing
Directors may cause an exchange of all or part of the Rights (except those owned by an Acquiring Person) for Common Shares at an exchange ratio of one Common Share for each Right. The exercise or exchange of Rights for Common Shares is subject to availability of a sufficient number of authorized but unissued Common Shares. If the required number of shares is not authorized, the Company may authorize the issuance of cash, debt, stock or combinations thereof in exchange for the Rights.

Outstanding Rights may in no event be exercised if a majority of the Continuing Directors determines that a particular tender or exchange offer is in the best interest of the Company and its shareholders. Furthermore, the exercise price payable, the number of Common Shares, and other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution resulting from (1) a stock dividend on, or subdivision, combination or reclassification of the Common Shares, or (2) the issuance of certain rights or warrants to subscribe for or purchase the Common Shares or securities that are convertible into Common Shares at less than then-current market price, or (3) a distribution to the Company's shareholders of evidence of indebtedness or assets (excluding cash dividends paid out of retained earnings or dividends payable in Common Shares) or other subscription rights or warrants.

	The Company may redeem unexercised Rights for a price of $0.01 per Right at any time prior to the earlier of their expiration date or 5:00 p.m. New York time on the tenth day following the Distribution Date. The redemption price may be paid in cash, Common Shares, or any other form of consideration deemed appropriate by the Continuing Directors. A majority vote of the Continuing Directors is required to authorize redemption of the Rights.

	The Rights will expire 5:00 p.m. New York time on July 22, 1998 if they have not been exchanged or redeemed by the Company as described above, unless the expiration date is extended by the Board of Directors.

	The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, except that once any person becomes an Acquiring Person, no amendment may adversely affect the interests of other Rights holders. At no time will the Rights have any voting rights.

	The distribution of the Rights is not a taxable event for the Company or its stockholders under the federal income tax laws, and the distribution of Right Certificates would not of itself create a tax liability. After such physical distribution, the Rights would be treated for tax purposes as capital assets in the hands of most stockholders the tax basis of each Right would be an allocable part of the tax basis of the stock to which the Right was originally attached, and the holding period of each Right would relate back to the holding period of the stock.

	When the Rights become exercisable rights to purchase or be exchanged for additional Company Common Shares, holders probably would not have a taxable event. However, if the Rights become rights to purchase an Acquiring Entity's common stock or to receive cash, debt securities or Company stock that is not considered "common stock" under section 305 of the Internal Revenue Code of 1986, holders probably would be taxed even if their Rights were not exercised or exchanged. The redemption of the Rights for cash would be a taxable event.

	The Rights might be treated as "boot" in a tax-free reorganization involving the Company. If so, their market value would be taxable and the Company might be precluded from undertaking certain forms of tax-free reorganization. If the Company has a net operating loss carryover on the Distribution Date, the distribution of the Rights and subsequent transactions relating to the Rights could limit the loss.

The Rights have certain anti-takeover effects. They may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any merger or other business combination where the acquiring party is willing to negotiate with the Board of Directors and the Board of Directors determines the transaction is in the best interest of the Company and its shareholders. In addition, the Rights will not preclude a proxy contest.

	The description and terms of the Rights are set forth in full in a Rights Agreement between the Company and Continental Stock Transfer & Trust Company. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated July 11, 1988. A copy of the Rights
Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.